UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2013
GENERAL METALS CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-30230	65-0488983
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 West Fourth Street, Suite 210, Reno, NV 89503 (Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (775) 583-4636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers

Effective as of October 1, 2013, P.K. “Rana” Medhi resigned as director of our company.   The Company is currently reviewing the credentials of several candidates to replace Mr. Medhi on the Board.

The Board of Directors has determined that each of Larry Max Bigler, Shane K. Dyer and Walter A Marting, Jr. are “independent,” as the term is used in Item 407(a)(1) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and as defined by NASDAQ Listing Rule 5605(a)(2).  Accordingly, it is anticipated that the New Director will be asked to serve on committees of the Board as independent directors.

The Company currently has three standing committees. The Nominating and Corporate Governance Committee is chaired by Walter A. Marting, Jr with Larry Max Bigler and Shane K. Dyer as a members.  The Audit Committee is chaired by Larry Max Bigler with Walter A. Marting, Jr. as a member and the Compensation Committee chaired by Shane K Dyer with Larry Max Bigler as a member.

The Company’s compensatory arrangement with the Directors consists of a Director’s Fee of $1,000 per month payable within five days after the end of each fiscal quarter in the common stock of the Company. Members of the standing committees of the Board receive an additional $1,000 per month payable within five days of the end of each quarter in the common stock of the Company. The fees are capped at $2,000 per director per month.  The newly appointed director has not nor has had since the Company’s last fiscal year a relationship with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2013

GENERAL METALS CORPORATION

By:	/s/ Daniel J. Forbush
Name:	Daniel J. Forbush
Title :	President, CEO, CFO and Director